Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

NANOSPHERE, INC.

The undersigned, being the duly elected Chief Financial Officer, Vice President of Finance & Administration, Treasurer and Secretary of Nanosphere, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That Article Four, Section A of the Second Amended and Restated Certificate of Incorporation be, and it hereby is, amended to read as follows:

“The total number of shares of capital stock which the Corporation shall have the authority to issue is 160,000,000 shares, such shares being divided into 150,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The following is a statement of the designations, preferences, privileges, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class.”

SECOND: That the amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

THIRD: That this Certificate of Amendment shall be effective on May 30, 2014.

[signature page to follow]

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment as of this 30th day of May, 2014.

NANOSPHERE, INC.

By:	/s/ Roger Moody
Name:	Roger Moody
Title:	Chief Financial Officer, Vice President of Finance & Administration, Treasurer and Secretary

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